Mr. Jonathan D. Caplan
February 1, 2019

Exhibit (10) aa.

February 1, 2019

Mr. Jonathan D. Caplan
206 Derby Glen Lane
Brentwood, Tennessee 37027

Dear Jon:

This will memorialize our agreement with regard to your change in role, as well as your future retirement from Genesco Inc.

You will relinquish the roles of Chief Executive Officer of Johnston & Murphy and Senior Vice President of Genesco, effective February 2, 2019.

From February 2, 2019 through June 30, 2019 (the “Advisory Period”), you will be employed by Genesco in a consulting capacity. During the Advisory Period, you will report to me and will work on an “as needed” basis, (anticipated to involve your services, on average, three to four working days per week). You will work with Genesco senior corporate management on the development and implementation of a footwear-focused strategy for the company, including related activities such as acquisitions that may be considered, provide advice and guidance as needed to the leadership team of the Johnston & Murphy and Licensed Brands divisions, and otherwise assist senior management as we may reasonably request, with a focus on ensuring a smooth transition of your responsibilities. You will officially retire from Genesco Inc. effective July 1, 2019.

During the Advisory Period, your base salary will remain $37,308.33 per month. You will be a participant in the EVA Incentive Plan for Fiscal 2020 with the same target award (75% of annualized base salary) as in Fiscal 2019. Your business unit assignment will be 100% Johnston & Murphy. Pursuant to the terms of the EVA Incentive Plan applicable to participants who retire during the Plan year, you will be entitled to receive a pro-rated award based on the number of months in Fiscal 2020 you are employed by the Company.

No additional restricted stock or other equity grants will be made to you after the date of this letter, but outstanding restricted stock grants scheduled to vest on June 28, 2019, will vest on schedule, subject to all of the terms of the Equity Incentive Plan, if you remain employed by Genesco up to and on that date.

During the Advisory Period, you will remain eligible to participate in the employee benefit plans in which you currently participate as of the date of this letter.

Mr. Jonathan D. Caplan
February 1, 2019

You will execute a release of liability and non-competition/non-solicitation covenants in Genesco’s favor in the form attached hereto at the conclusion of the Advisory Period. In consideration of these items, Genesco will make an additional payment to you in the gross amount of $175,000, subject to applicable withholding, not later than 30 days after the end of the Advisory Period.

You agree that you will not at any time disclose any confidential information belonging to Genesco to any third party, except as may be required by law.

This agreement would be fully binding on Genesco’s successors and assigns, in case of a sale or other change of control of Genesco.

Please confirm that this letter reflects our agreement by countersigning it in the space indicated below.

Sincerely,

GENESCO INC.

By /s/ Robert J. Dennis
Robert J. Dennis
Chairman, President and Chief Executive Officer

Confirmed and agreed:

/s/ Jonathan D. Caplan
Jonathan D. Caplan

Date: February 1, 2019